COMMON STOCK PURCHASE AGREEMENT

     This Common Stock Purchase Agreement ("Agreement"), dated May 10, 2005, made by and between Financial Technology Research Corporation, a Colorado corporation, entitled to receive mail at 5485 West Flamingo Road, Suite 162, Las Vegas, Nevada 89103 ("Seller"), and Randolph S. Hudson, an individual principally residing in the State of New York, entitled to receive mail at Post Office Box 202, Wyoming, New York 14591 (the "Purchaser"), with reference to the following facts, covenants, terms, provisions, and conditions:

AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties (the Seller and the Purchaser, when hereinafter referred to collectively) agree as follows:

1.	SALE OF SHARES; DELIVERIES. In exchange for Purchaser's cash consideration, evidenced by a promise to pay, which is given herewith, and for the covenants and conditions set forth therein, Seller shall sell and transfer to Purchaser 1,000,000 (One Million) shares of the common stock of Mercosur Telephone & Telegraph Co., Inc., a de facto Delaware corporation ("Mercosur" and "Mercosur Stock", respectively) owned and held by Seller. Upon transfer in accordance with the terms of this Agreement, the Mercosur Stock will be fully paid and non- assessable. At the Closing, the Seller shall deliver to the Purchaser a certificate or certificates representing the Mercosur Stock, duly endorsed by Seller and issued to Purchaser, and accompanied by appropriate stock powers, with Medallion Signature Guarantee affixed by an authorized United States banking corporation in accordance with the applicable governance rules promulgated under the Securities Transfer Agents Medallion Program.

2.	PAYMENT	FOR	THE	SHARES;	PURCHASER	CLOSING	CONDITIONS.
Contemporaneously on the date hereof, Purchaser has issued a promissory note (the "Note")
in principal the amount of $35,000 (Thirty-five Thousand and 00/100 Dollars) to the Seller as full and complete payment for the Mercosur Stock. Purchaser hereby acknowledges receipt of such payment by acceptance of the Note, and of that certain pledge and security agreement that operates concomitantly with the Note.

     The obligation of the Purchaser to consummate the transactions to be performed by him in connection with the closing hereunder (the "Closing") is subject to satisfaction of the following conditions:

(i)	each of the conditions to closing under that certain Common Stock Purchase Agreement, dated the date hereof, by and between Purchaser and Seller shall have been satisfied and the parties thereto shall have executed and delivered this Agreement and the transactions contemplated by this Agreement shall have closed or be closing simultaneously with the Closing of the transactions contemplated by this Agreement;

(ii)	the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, Seller shall have performed

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and complied with all of its covenants hereunder in all material respects through the Closing, Seller shall have procured any third party consents necessary to consummate the transactions contemplated hereby and Seller shall have delivered to Purchaser an officer's certificate, executed by the President of Seller, certifying as to the foregoing.

3.	PURCHASER REPRESENTATIONS AND WARRANTIES. In order to induce Seller to accept this Agreement, Purchaser hereby represents and warrants to Seller, as follows:

	(a)	OPPORTUNITY TO INVESTIGATE. Purchaser has been given a full opportunity to ask questions of, and to receive answers from, the officers, agents, and representatives of Seller and of Mercosur concerning the financial condition and the corporate history and status of Mercosur and to obtain such other information that Purchaser and Purchaser's professional advisors (if any) desire to review in order to evaluate the purchase of the Mercosur Stock. If requested, all such questions have been answered to the full satisfaction of Purchaser.

	(b)	ACKNOWLEDGMENT OF RISKS. Purchaser acknowledges and understands that Mercosur is currently not engaged in business, that Mercosur has no assets nor any liabilities (with the exception of the liabilities to (1) the State of Delaware for unpaid Franchise Taxes and Reinstatement Fees and (2) the Registered Agent for statutory representation services for Mercosur in the State of Delaware, that in purchasing the Mercosur Stock. The Purchaser is making a highly speculative and risky investment, and, the Purchaser may lose his entire investment in the Mercosur Stock.

	(c)	SHARES NOT REGISTERED. Purchaser understands that the Mercosur Stock has not been registered under the Securities Act of 1933, the Securities Exchange Act of 1934, or any act that would compel or require the issuer to register its shares with the United States Securities and Exchange Commission (the "SEC"). The Purchaser understands that Mercosur conducted an offering of Mercosur's common stock in reliance of an exemption from registration under Regulation S of the rules and regulations of the SEC.

	(d)	MAJORITY SHAREHOLDER. Purchaser understands that Seller, in its name, is the current supermajority shareholder of Mercosur, owning approximately ninety and six- tenth's percent (90.6%) of the Mercosur Stock.

	(e)	INDEPENDENT INVESTIGATION. In making Purchaser's decision to purchase the Mercosur Stock, Purchaser has relied solely upon independent investigations made by Purchaser. Purchaser has received no representation or warranty from Seller, Mercosur, or any of the affiliates, employees, or agents of Seller or Mercosur, except as expressly set forth herein.

	(f)	LEGAL AUTHORITY. Purchaser has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. As of the Closing all consents, permits, or approvals by any

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third parties, if any, necessary in order to consummate the transaction or transactions contemplated by this Agreement were obtained.

	(g)	NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) conflict with or violate the terms of any certificate of trust, trust agreement, or other instrument governing the Purchaser; (2) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or (3) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which he is bound or to which any of his assets are subject.

	(h)	ACCURACY AND SURVIVAL OF REPRESENTATIONS. Each representation and warranty of Purchaser contained herein and all information furnished by Purchaser to Seller is true, correct, and complete in all respects. All representations and warranties set forth above will be true, correct, and complete in all respects on and as of the date of the transfer of the Mercosur Stock by Seller to Purchaser, as if made on and as of such date and shall survive such transfer.

4.	SELLER REPRESENTATIONS AND WARRANTIES. In order to induce Purchaser to accept this Agreement, Seller hereby represents and warrants to Purchaser, as follows:

	(a)	LEGAL AUTHORITY. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. As of the Closing all consents, permits, or approvals of any third parties, if any, necessary in order to consummate the transactions contemplated by this Agreement were obtained.

	(b)	NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, including the transfer and sale of the Mercosur Stock, will (1) conflict with or violate the terms of the certificate or Certificate of Incorporation or Bylaws of Mercosur or any other instrument governing Seller or Mercosur; (2) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which each of Seller or Mercosur is subject or (3) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which each of Seller or Mercosur is a party or by which either of them are bound or to which any of their respective assets are subject.

	(c)	STOCK OWNERSHIP INFORMATION. Mercosur is a voided Delaware corporation that was formed on March 7, 1999. There were authorized 100,000,000 (One Hundred Million) shares of common stock, par value $0.0001 per share, of which 1,103,479.00

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shares were issued and outstanding, and there were authorized 1,000,000 (One Million) shares of preferred stock, par value $0.0001 per share, of which none were issued. There were no outstanding options, warrants, or other rights to acquire shares of common stock or shares of preferred stock and there were no preemptive rights granted or extended to the holders thereof. Except for the issuance pursuant to this Agreement, there were no existing commitments, either actual or contingent, to issue additional shares of the common or preferred Stock of Mercosur to any person. Seller holds the Mercosur Stock, free and clear of any restrictions on transfer and free and clear of any taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of the Mercosur Stock other than this Agreement. Seller is not party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Mercosur Stock. Upon delivery of the Mercosur Stock hereunder to Purchaser, Purchaser will be the absolute owner of the Mercosur Stock, free, clear, and discharged of and from all liens and encumbrances, with the singular exception of the evidence of indebtedness to Seller by Purchaser in accordance with the terms and conditions set forth and contained in this Agreement, in that certain Note, and in that certain pledge and security agreement, each and all of which operate in accordance with this Agreement. As the result of the consummation of the transaction or transactions contemplated hereby, the Purchaser will own approximately ninety and six-tenths percent (90.6%) of the issued and outstanding common stock of Mercosur. Mercosur's corporate franchise with the State of Delaware is subject to reinstatement and renewal with the Division of Corporations of the Delaware Secretary of State's Office, as Mercosur was voided for its failure to renew its corporate existence by its failure to file and pay its Annual Delaware Franchise Tax Report, and, for its failure to file its annual report, as required by Delaware law. Mercosur's most recently Board of Directors concur and certify together with the Seller that Mercosur, as a de facto Delaware corporation, is eligible for reinstatement, upon the payment of its delinquent Delaware taxes and associated fees and by its filing of its delinquent reports.

(d)	REPRESENTATIONS AND WARRANTIES OF MERCOSUR IN COMMON STOCK PURCHASE AGREEMENT. Each representation and warranty of Mercosur by Seller contained in the Common Stock Purchase Agreement is true and correct as of the date hereof and will be true and correct as of the Closing hereunder and thereunder and Seller hereby makes such representations and warranties to Purchaser to the same extent, and with the same effect, as Mercosur made them to Purchaser in the Common Stock Purchase Agreement.

(e)	ACCURACY AND SURVIVAL OF REPRESENTATIONS. Each representation and warranty of Seller contained herein and all information furnished by Seller is true, correct, and complete in all respects. All representations and warranties set forth above will be true, correct and complete in all respects on and as of the date of the transfer of the Mercosur Stock by Seller to Purchaser, as if made on and as of such date and shall survive such transfer.

5. LEGENDS AND RESTRICTIONS.

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	(a)	COMPLIANCE WITH APPLICABLE SECURITIES LAWS. The transfer of the Mercosur Stock being purchased pursuant to this Agreement is governed by various United States' Federal and state securities laws. Therefore, the resale or transfer of the Mercosur Stock by Purchaser shall only be made in compliance with all applicable securities laws of the United States and the State of Delaware, and such compliance shall be the responsibility of the Purchaser.

6.	INDEMNITY AGAINST LIABILITIES.

	(a)	SELLERS INDEMNIFICATION OF PURCHASER. Seller agrees to indemnify and hold Purchaser, his counsel, and his agents harmless ("the Indemnitees") against and in respect of any and all losses, liabilities, damages, and expenses whatsoever, including legal fees, incurred in investigating, preparing, or defending against any litigation (whether or not involving a third party), commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, as and when incurred, (1) arising out of, based upon, or in connection with any breach of any representation, warranty, covenant, or agreement of Seller contained in this Agreement or of Mercosur contained in the Common Stock Purchase Agreement; or (2) arising out of, based upon, or in connection with any and all claims relating to the business, properties, assets, and/or operations of Mercosur which arose prior to the Closing.

	(b)	MERCOSUR'S STOCKHOLDER'S INDEMNIFICATION OF PURCHASER. By their execution of this Agreement, Fintek, as controlling stockholder of Mercosur, and the Seller, acting severally from Mercosur hereunder, hereby agree to indemnify and hold Purchaser, his counsel and his agents harmless ("the Indemnitees") against and in respect of any and all losses, liabilities, damages, and expenses whatsoever, including legal fees, incurred in investigating, preparing, or defending against any litigation (whether or not involving a third party), commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, as and when incurred, (1) arising out of, based upon, or in connection with any breach of any representation, warranty, covenant, or agreement of Seller contained in this Agreement or of Mercosur contained in the Common Stock Purchase Agreement; or (2) arising out of, based upon, or in connection with any and all claims relating to the business, properties, assets, and/or operations of Mercosur which arose prior to the Closing.

	(c)	DURATION OF INDEMNIFICATION. The indemnification provided in this Section 6 shall only apply to a claim that is commenced or threatened within one year from the Closing Date.

7.	GENERAL PROVISIONS.

	(a)	NOTICES. Except as expressly provided herein, all notices, requests, or other communications required hereunder shall be in writing and shall be given by personal delivery, international overnight courier service, or by certified or registered mail, postage prepaid, return-receipt requested, addressed to the respective party at the applicable address set forth herein, or to any party at such other addresses as shall be

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specified in writing by such party to the other party in accordance with the terms and conditions of this section seventh. All notices, requests, or communications shall be deemed effective upon personal delivery, or seven (7) days following the deposit of the article in the U. S. Mail, or two (2) business days following the deposit of the article with any recognized overnight courier or delivery service.

In order to become effective, any such Notice shall be given, as follows:

If to Seller:	Financial Technology Research Corporation
Suite 162
5485 West Flamingo Road
Las Vegas, Nevada 89102

Telecopier: (702) 362-5198

Attention: Neal R. Bruckman, President

If to Purchaser:	Randolph S. Hudson
Post Office Box 202
Wyoming, New York 14591-0202

Telecopier: (585) 486-1288

A change of either party's address or telecopier number shall be given by written notice in the manner set forth hereinabove, which is applicable to notice hereunder. Rejection or other refusal to accept or the failure to deliver due to any change of address or telecopier number of which no notice was given, shall not affect the time at which such notice shall be deemed to have been given and shall constitute receipt by the intended recipient of such communication.

(b)	JURISDICTION, VENUE AND GOVERNING LAW. This Agreement is being made, and performance is to be had, in the City of Rochester, State of New York. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the United States of America and the State of New York (regardless of choice of law principles of that jurisdiction or of any other jurisdiction). This Agreement shall be interpreted as if it had been jointly prepared by the Parties and in the event of any ambiguity, the Agreement shall not be interpreted as if it had been prepared by any one party. Any action or proceeding arising in connection herewith shall be litigated in the United States' Federal courts located in Rochester, New York, and each party hereby waives any right that such party may have to assert the Doctrine of Forum Non Conveniens or to object to venue. The Parties each hereby stipulate that the courts located in the City of Rochester, New York shall have exclusive personal jurisdiction and venue over each party for the purpose of litigating any such dispute, controversy, or proceeding arising out of or related to this Agreement.

(c)	AMENDMENTS; ENTIRE AGREEMENT. This is the entire agreement between the Parties. There are no promises, conditions, covenants, or terms, which are not contained

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herein. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and permitted assigns. This Agreement may not be altered, modified, changed, or canceled, except in a writing signed by all Parties.

(d)	VALIDITY. If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

(e)	TIME OF ESSENCE; COOPERATION. Time is of the essence in the performance of the obligations of the Parties in connection with this Agreement. Both Parties shall cooperate fully in carrying out the terms of this Agreement and shall prepare and execute all documents reasonably necessary to carry out the terms of this Agreement.

(f)	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement. Any party may deliver to the other party a facsimile of any part of this Agreement and may deliver such facsimile by telecopier to the number of the intended recipient as is set forth in section 7(a) hereinabove, as if this Agreement, or any amendments or modifications hereto, were executed in the presence of the other party.

     IN WITNESS WHEREOF, each party hereby executes this Agreement of the date first set forth above.

RANDOLPH S. HUDSON ("Purchaser") /s/ Randolph S. Hudson

_____________________________________________
Randolph S. Hudson,

FINANCIAL TECHNOLOGY REASEARCH CORPORATION, a Colorado corporation ("Seller")

/s/ Neal R. Bruckman

______________________________________________
Neal R. Bruckman President

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